Exhibit 5.1

300 North LaSalle Street

Chicago, Illinois 60654

312 862-2000 www.kirkland.com	Facsimile: 312 862-2200

April 14, 2010

Navistar International Corporation

4201 Winfield Road

Warrenville, Illinois 60555

Ladies and Gentlemen:

We have acted as special counsel to Navistar International Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (1) the offer and sale of $1,000,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2021 (the “2021 Notes”), issued under an Indenture, dated as of October 28, 2009 (the “2021 Indenture”), among the Company, Navistar, Inc., as a guarantor (the “Guarantor”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) pursuant to the terms of the Underwriting Agreement (the “2021 Underwriting Agreement”), dated October 22, 2009, among the Company, the Guarantor and the underwriters named in Schedule A thereto, (2) the offer and sale of $625,000,000 aggregate principal amount of the Company’s 3.00% Senior Subordinated Convertible Notes due 2014 (the “2014 Notes,” and together with the 2021 Notes, the “Notes”) issued under an Indenture, dated as of October 28, 2009 (the “2014 Indenture”), between the Company and the Trustee pursuant to the terms of the Underwriting Agreement (the “2014 Underwriting Agreement”), dated October 22, 2009, among the Company and the underwriters named in Schedule A thereto and (3) the registration of 12,431,875 shares (the “Conversion Shares”) of the common stock, par value $0.10 per share of the Company (the “Common Stock”), which may be issued upon the conversion of the 2014 Notes pursuant to the terms of the 2014 Notes and the 2014 Indenture. The 2014 Notes are guaranteed on a senior unsecured basis by the Guarantor (the “2014 Notes Guarantee”). The Notes were offered and sold, and the Conversion Shares were registered, under a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on October 20, 2009 (Registration No. 333-162588) (the “Registration Statement”), including a base prospectus dated October 20, 2009 (the “Base Prospectus”), with respect to the 2021 Notes, a preliminary prospectus supplement dated October 20, 2009 (the “2021 Preliminary Prospectus Supplement”) and a final prospectus supplement dated October 22, 2009 (together with the Base Prospectus and the 2021 Preliminary Prospectus Supplement, the “2021 Prospectus”), and with respect to the 2014 Notes and the Conversion Shares, a preliminary prospectus supplement dated October 20, 2009 (the “2014 Preliminary Prospectus Supplement”) and a final prospectus supplement dated October 22, 2009 (together with the Base Prospectus and the 2014 Preliminary Prospectus Supplement, the “2014 Prospectus”).

Navistar International Corporation

April 14, 2010

In connection with the registration of the Notes, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company and the Guarantor, including the restated Certificate of Incorporation of the Company, (ii) minutes and records of the corporate proceedings of the Company and the Guarantor, (iii) the Registration Statement and the exhibits thereto, the 2021 Prospectus and the 2014 Prospectus, (iv) the 2021 Underwriting Agreement, the 2014 Underwriting Agreement, the 2021 Indenture, the 2014 Indenture, the Notes delivered on October 28, 2009 and the 2014 Notes Guarantee and (v) copies of all certificates and other documents delivered in connection with the sale of the Notes on October 28, 2009 and the consummation of the other transactions contemplated by the 2021 Underwriting Agreement and the 2014 Underwriting Agreement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.	the Notes have been duly authorized by appropriate corporate action of the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms;

2.	the 2014 Notes Guarantee has been duly authorized by appropriate corporate action of the Guarantor and constitutes a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms; and

3.	the Conversion Shares to be issued upon conversion of the 2014 Notes, when issued and delivered by the Company in accordance with the terms of the 2014 Notes and 2014 Indenture, will be validly issued, fully paid and non-assessable.

Navistar International Corporation

April 14, 2010

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Amendment No. 1 to Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion shall be deemed effective as of October 28, 2009.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP

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